Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces First Quarter 2020 Financial Results
Fuel Sales Volume Increased 3.6% for the 2020 First Quarter
Fuel Gross Margin Increased 9.6% for the 2020 First Quarter
_____________________________________________________________________________________
Westlake, OH (May 5, 2020): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three months ended March 31, 2020.
Jonathan M. Pertchik, TA's CEO, made the following statement regarding the 2020 first quarter results:
"We navigated through a challenging first quarter, the latter part of which was heavily impacted by the COVID-19 pandemic. Our fuel sales volume during the first quarter increased 3.6%, which was driven entirely by diesel fuel sales volume. Our gasoline sales volume, after being up most of the first quarter, declined significantly beginning mid-March as consumers responded to the COVID-19 pandemic. Despite the decrease in gasoline sales volume, total fuel gross margin was strong in March as both diesel fuel and gasoline costs declined as a result of reduced demand, which resulted in a 9.6% increase in our fuel gross margin for the 2020 first quarter.
"The strong fuel gross margin was more than offset by a decline in our nonfuel gross margin primarily due to the government-mandated stay at home orders and temporary closures of certain full service restaurants that were issued in mid-March, which affected the traffic at locations we operate. In addition to dealing with the effects of the COVID-19 pandemic, the results from our truck service and stores were largely impacted by unseasonably mild weather experienced in the 2020 first quarter as compared to extreme cold weather in the 2019 first quarter.
"On April 30, 2020, TA commenced a company-wide reorganization, which includes an approximately 130 position reduction in force, numerous leadership changes, the creation of both a corporate development and also a procurement group, which we expect to result in approximately $13.1 million of net annual savings in selling, general and administrative expense, and the planning for a wide array and long list of initiatives to improve overall company performance, by addressing both top line and bottom line challenges and opportunities."

The following table summarizes TA's financial results for the 2020 and 2019 first quarters.

(in thousands, except per share amounts)	Three Months Ended March 31,
	2020	2019
Net loss	$(18,541)	$(12,729)
Net loss attributable to common stockholders	(18,561)	(12,747)

Net loss per share of common stock attributable to common stockholders (basic and diluted)(1)	$(2.23)	$(1.58)
(1) Net loss per share of common stock attributable to common stockholders for the 2019 first quarter has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.

The following table summarizes TA's non-GAAP financial measures for the 2020 and 2019 first quarters.

(in thousands, except per share amounts)	Three Months Ended March 31,
	2020	2019
Non-GAAP measures:(1)
Adjusted net loss	$(14,992)	$(14,564)
Adjusted net loss per share of common stock attributable to common stockholders (basic and diluted)(2)	$(1.81)	$(1.81)
EBITDA	$10,734	$13,813
Adjusted EBITDA	10,317	11,360
(1) Reconciliations from net loss and net loss per share of common stock attributable to common stockholders, as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.
(2) Adjusted net loss per share of common stock attributable to common stockholders for the 2019 first quarter has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
Financial Results Commentary
As of the 2020 first quarter all of TA's company operated locations were same site locations with the exception of one standalone restaurant, which was converted from a franchise operated location to a company operated location during the 2019 fourth quarter and whose results of operations are not material to TA's consolidated financial results. As a result, same site operating results are not presented as it does not provide materially different information from TA's consolidated results.
Fuel Sales Volume and Fuel Gross Margin. The following table presents details for TA's fuel sales for the 2020 and 2019 first quarters.

(in thousands, except per gallon amounts)	Three Months Ended March 31,
	2020	2019	Change
Fuel sales volume (gallons):
Diesel fuel	429,022	408,422	5.0%
Gasoline	59,764	63,480	(5.9)%
Total fuel sales volume	488,786	471,902	3.6%

Fuel revenues	$874,929	$983,141	(11.0)%
Fuel gross margin	81,955	74,747	9.6%
Adjusted fuel gross margin	78,440	71,907	9.1%
Fuel gross margin per gallon	$0.168	$0.158	6.3%
Adjusted fuel gross margin per gallon	0.161	0.152	5.9%

Fuel sales volume for the 2020 first quarter increased by 16.9 million gallons, or 3.6%, as compared to the 2019 first quarter due to the success of TA's marketing initiatives and improved market conditions during the first two and one-half months of 2020, and the increase in trucking activity during the last two weeks of March 2020 as a result of the initial increase in demand for certain products as businesses and households stocked up on those products as the implications of the COVID-19 pandemic began to be widely understood.
Fuel revenues for the 2020 first quarter decreased by $108.2 million, or 11.0%, as compared to the 2019 first quarter. The decrease in fuel revenues was primarily due to a decrease in market prices for fuel, partially offset by an increase in fuel sales volume.

In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. During the 2020 first quarter, TA recognized $3.5 million as a reduction to its fuel cost of goods sold relating to the federal biodiesel blenders' tax credit. For the remainder of 2020 through 2022, the benefit of the federal biodiesel blenders' tax credit will be included in the price TA pays for biodiesel.
Fuel gross margin for the 2020 first quarter increased by $7.2 million, or 9.6%, as compared to the 2019 first quarter primarily as a result of an increase in fuel sales volume, a more favorable fuel purchasing environment, primarily in March 2020 as a result of reduced demand, and the $3.5 million benefit recognized in connection with the federal biodiesel blenders' tax credit in the 2020 first quarter, partially offset by $2.8 million of a one time benefit due to the reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program during the 2019 first quarter.
Adjusted fuel gross margin for the 2020 first quarter increased by $6.5 million, or 9.1%, as compared to the 2019 first quarter primarily due to the increase in fuel sales volume and a more favorable fuel purchasing environment, primarily in March 2020.
Nonfuel Revenues and Nonfuel Gross Margin. The following table presents details for TA's nonfuel revenues for the 2020 and 2019 first quarters.

(in thousands)	Three Months Ended March 31,
2020	2019	Change
Nonfuel revenues:
Store and retail services	$176,828	$180,425	(2.0)%
Truck service	153,967	161,195	(4.5)%
Restaurant	94,212	99,254	(5.1)%
Total nonfuel revenues	425,007	440,874	(3.6)%

Nonfuel gross margin	$263,288	$272,606	(3.4)%
Nonfuel gross margin percentage	61.9%	61.8%	10	pts
Nonfuel revenues for the 2020 first quarter decreased by $15.9 million, or 3.6%, as compared to the 2019 first quarter primarily as a result of a decrease in truck service revenues during the 2020 first quarter and a decrease in revenues at both TA's standalone restaurants and the restaurants in TA's travel centers, primarily in March 2020 as a result of the COVID-19 pandemic. In addition, the 2019 first quarter benefited from a particularly strong financial performance in truck service and store and retail services as a result of the extreme cold weather experienced in some parts of the United States during the 2019 first quarter, as compared to unseasonably mild weather experienced during the 2020 first quarter. These decreases were partially offset by an increase in diesel exhaust fluid, or DEF, sales as a result of an increase in newer trucks on the road that require DEF and the positive impact of certain of TA's marketing initiatives in its quick service restaurants.
Nonfuel gross margin for the 2020 first quarter decreased by $9.3 million, or 3.4%, as compared to the 2019 first quarter due to the decrease in nonfuel revenues, primarily in March 2020 as a result of the COVID-19 pandemic. Nonfuel gross margin percentage for the 2020 first quarter improved slightly to 61.9% from 61.8% for the 2019 first quarter.
Rent and Royalties from Franchisees Revenues. Rent and royalties from franchisees revenues for the 2020 first quarter increased by $0.1 million, or 4.1%, as compared to the 2019 first quarter primarily as a result of the six franchised travel centers and three franchised standalone restaurants that began operations since the 2019 first quarter, partially offset by the closure of two franchised standalone restaurants and TA's purchase of one standalone restaurant from a former franchisee since the 2019 first quarter.
Expenses. Site level operating expense for the 2020 first quarter increased by $3.8 million, or 1.7%, as compared to the 2019 first quarter primarily due to increased labor costs as a result of new positions created related to the realignment of TA's regional and field management structure during the 2019 fourth quarter, an increase in bonuses to support those who continued to work at TA's locations during the COVID-19 pandemic and an increase in medical and workers compensation claims expense, as well as an increase in non-labor general liability claims expense. These increases were partially offset by a decrease in maintenance and environmental expense and inventory shrink. Site level operating expense as a percentage of nonfuel revenues was 55.7% for the 2020 first quarter as compared to 52.8% for the 2019 first quarter primarily due to the increase in labor costs and the decrease in nonfuel revenues.

Selling, general and administrative expense for the 2020 first quarter increased by $0.1 million, or 0.3%, as compared to the 2019 first quarter. The increase was primarily attributable to $1.7 million of expenses related to executive officer retirement and separation agreements and executive recruitment fees recognized in the 2020 first quarter, partially offset by a reduced headcount as a result of the realignment of TA's regional and field management structure during the 2019 fourth quarter and a decrease in legal fees and marketing expense.
Real estate rent expense for the 2020 first quarter decreased by $2.8 million, or 4.3%, as compared to the 2019 first quarter. The decrease in real estate rent expense was primarily the result of TA's purchase of 20 travel centers it previously leased from Service Properties Trust, or SVC, in January 2019, which reduced TA's annual minimum rent due to SVC by $43.1 million.
Depreciation and amortization expense for the 2020 first quarter increased by $3.8 million, or 15.4%, as compared to the 2019 first quarter. The increase primarily resulted from TA's write off of certain assets, which totaled $5.2 million, related to programs which TA determined to cancel, partially offset by a decrease as a result of the three year useful life extension of the leasehold improvements at the travel centers leased from SVC as a result of the January 2019 lease amendments.
Net Loss. Net loss for the 2020 first quarter increased by $5.8 million, or 45.7%, as compared to the 2019 first quarter. The increase in net loss primarily resulted from the decrease in nonfuel gross margin and the increases in site level operating expense and depreciation and amortization expense, partially offset by an increase in fuel gross margin and the decrease in real estate rent expense.
EBITDA and Adjusted EBITDA. EBITDA for the 2020 first quarter decreased by $3.1 million, or 22.3%, as compared to the 2019 first quarter and adjusted EBITDA for the 2020 first quarter decreased by $1.0 million, or 9.2%, as compared to the 2019 first quarter. These decreases primarily resulted from the decrease in nonfuel gross margin and the increase in site level operating expense, partially offset by an increase in fuel gross margin and the decrease in real estate rent expense.
Growth Strategies
TA commenced a company-wide reorganization plan, or the Reorganization Plan, as of April 30, 2020, which included a reduction of approximately 130 positions and elimination of certain positions, certain changes in TA's leadership and their roles and the creation of both a corporate development and a procurement team, which TA expects to result in approximately $13.1 million of net annual savings in selling, general and administrative expense, and the planning for a wide array and long list of initiatives to improve overall company performance, by addressing both top line and bottom line challenges and opportunities.
On October 28, 2019, TA entered into a multi unit franchise agreement with IHOP Franchisor LLC a subsidiary of IHOP®, or IHOP, in which TA agreed to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants over five years. Due to the COVID-19 pandemic, TA and IHOP have agreed to delay the rebranding schedule by one year. Of the 94, TA is obligated to convert the initial 20 full service restaurants to IHOP restaurants with the remaining conversions at its discretion. TA currently operates these full service restaurants under its Iron Skillet or Country Pride brand names. The average investment per site to rebrand these restaurants is expected to be approximately $1.1 million.
Since the beginning of 2019, TA has entered into franchise agreements for 18 travel centers to be operated under TA's travel center brand names; four of these franchised travel centers began operations during 2019, two began operations in the 2020 first quarter, two began operations in the 2020 second quarter to date and TA anticipates the remaining 10 franchised travel centers will be added to its network by the end of the 2021 first quarter. In addition, TA has entered into an agreement with one of these franchisees pursuant to which TA expects to add two additional franchised travel centers to its network, one within five years and the other within 10 years.
Since the beginning of 2019, TA has entered into franchise agreements for six standalone restaurants to be operated under the Quaker Steak & Lube brand name; three of these franchised restaurants began operations during 2019, one began operations in the 2020 second quarter to date and TA anticipates the remaining two will be added to its network by the end of 2020.
TA entered an agreement to purchase a parcel of land for $1.4 million, which TA expects to complete by the end of 2020. TA expects that either they or one of its franchisees will develop a TA Express branded travel center on this site.

COVID-19
During the 2020 first quarter, COVID-19 was declared a pandemic by the World Health Organization and the U.S. Health and Human Services Secretary declared a public health emergency in the United States in response to the outbreak. TA's business has been designated an “essential service” by many public authorities, which has allowed TA to continue operating. TA experienced increased diesel fuel sales volume during the 2020 first quarter as compared to the 2019 first quarter due to an initial increase in demand for certain products as businesses and households stocked up on those products as the implications of the COVID-19 pandemic began to be widely understood. In addition, TA experienced an increase in fuel gross margin in March 2020 as both diesel fuel and gasoline costs declined as a result of a more favorable fuel purchasing environment due to a reduction in demand. However, due to the governmental stay in place orders, social distancing and other reductions in activity, demand for gasoline volume during the second half of March 2020 declined sharply, resulting in reduced gasoline sales volume sold by TA during the 2020 first quarter as compared to the 2019 first quarter and demand for certain of TA's nonfuel products and services, such as its restaurants, has declined. As a result, TA has temporarily closed most of its full service restaurants and limited its product offerings at some of its restaurants and travel centers. Further, on April 17, 2020, in an attempt to address the operating and financial impact of the COVID-19 pandemic, TA furloughed approximately 2,900 field employees, as well as approximately 122 corporate employees.
Reorganization Plan
On April 30, 2020, TA committed to and initiated the Reorganization Plan to improve the efficiency of its operations. As part of the Reorganization Plan, TA reduced its headcount and eliminated certain positions. On April 30, 2020, the Reorganization Plan was communicated to those employees impacted. The costs of the Reorganization Plan are expected to be approximately $4.2 million, which will be recognized as selling, general and administrative expense. These costs are comprised primarily of severance, outplacement services, stock based compensation expense associated with the accelerated vesting of previously granted stock awards for certain employees and fees for recruitment of certain executive positions. During the 2020 first quarter, TA recognized executive recruitment fees of $0.4 million and TA expects to recognize the remainder of these costs during the 2020 second quarter.

Conference Call
On May 5, 2020, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended March 31, 2020. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10141380.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's first quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada, standalone truck service facilities located in three states and standalone restaurants located in 12 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Fuel	$874,929	$983,141
Nonfuel	425,007	440,874
Rent and royalties from franchisees	3,412	3,277
Total revenues	1,303,348	1,427,292

Cost of goods sold (excluding depreciation):
Fuel	792,974	908,394
Nonfuel	161,719	168,268
Total cost of goods sold	954,693	1,076,662

Site level operating expense	236,564	232,720
Selling, general and administrative expense	37,228	37,110
Real estate rent expense	63,588	66,413
Depreciation and amortization expense	28,560	24,759

Loss from operations	(17,285)	(10,372)

Interest expense, net	7,456	7,050
Other expense, net	541	574
Loss before income taxes	(25,282)	(17,996)
Benefit for income taxes	6,741	5,267
Net loss	(18,541)	(12,729)
Less: net income for noncontrolling interest	20	18
Net loss attributable to common stockholders	$(18,561)	$(12,747)

Net loss per share of common stock attributable to common stockholders(1):
Basic and diluted	$(2.23)	$(1.58)
(1) Net loss per share of common stock attributable to common stockholders for the three months ended March 31, 2019, has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures because they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
TA believes that adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance. TA calculates EBITDA as net loss before interest, taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
TA excluded the federal biodiesel blenders' tax credit when calculating adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, the three months ended March 31, 2019, does not include the benefit of the federal biodiesel blenders' tax credit and excluding the benefit for the three months ended March 31, 2020, allows investors to better compare TA's performance between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net loss attributable to common stockholders, net loss, loss from operations or net loss per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that net loss is the most directly comparable GAAP financial measure to adjusted net loss, EBITDA and adjusted EBITDA; net loss per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net loss per share of common stock attributable to common stockholders; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively. The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months ended March 31, 2020 and 2019.

Calculation of adjusted net loss:	Three Months Ended March 31,
	2020	2019
Net loss	$(18,541)	$(12,729)
Add: Asset write offs(1)	5,162	—
Add: Executive compensation expense(2)	1,710	—
Add: Field employee bonus expense(3)	1,388	—
Less: Federal biodiesel blenders' tax credit(4)	(3,515)	—
Add: Costs of SVC transactions(5)	—	458
Less: Loyalty award expiration(6)	—	(2,911)
(Less) add: Net income tax impact(7)	(1,196)	618
Adjusted net loss	$(14,992)	$(14,564)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

Calculation of adjusted net loss per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended March 31,
	2020	2019
Net loss per share of common stock attributable to common stockholders (basic and diluted)	$(2.23)	$(1.58)
Add: Asset write offs(1)	0.62	—
Add: Executive compensation expense(2)	0.20	—
Add: Field employee bonus expense(3)	0.17	—
Less: Federal biodiesel blenders' tax credit(4)	(0.42)	—
Add: Costs of SVC transactions(5)	—	0.06
Less: Loyalty award expiration(6)	—	(0.36)
(Less) add: Net income tax impact(7)	(0.15)	0.07
Adjusted net loss per share of common stock attributable to common stockholders (basic and diluted)	$(1.81)	$(1.81)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended March 31,
	2020	2019
Net loss	$(18,541)	$(12,729)
Less: Benefit for income taxes	(6,741)	(5,267)
Add: Depreciation and amortization expense	28,560	24,759
Add: Interest expense, net	7,456	7,050
EBITDA	10,734	13,813
Add: Executive compensation expense(2)	1,710	—
Add: Field employee bonus expense(3)	1,388	—
Less: Federal biodiesel blenders' tax credit(4)	(3,515)	—
Add: Costs of SVC transactions(5)	—	458
Less: Loyalty award expiration(6)	—	(2,911)
Adjusted EBITDA	$10,317	$11,360

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended March 31,
	2020	2019
Fuel gross margin	$81,955	$74,747
Less: Federal biodiesel blenders' tax credit(4)	(3,515)	—
Less: Loyalty award expiration(6)	—	(2,840)
Adjusted fuel gross margin	$78,440	$71,907

Fuel gross margin per gallon	$0.168	$0.158
Less: Federal biodiesel blenders' tax credit(4)	(0.007)	—
Less: Loyalty award expiration(6)	—	(0.006)
Adjusted fuel gross margin per gallon	$0.161	$0.152

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
(1) Asset Write Offs. During the three months ended March 31, 2020, TA wrote off certain assets, which totaled $5.2 million, related to programs which TA determined to cancel, which was included in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive loss.
(2) Executive Compensation Expense. During the three months ended March 31, 2020, TA agreed to accelerate the vesting of previously granted stock awards and make cash payments as part of TA's retirement and separation agreements with certain former officers, and incurred executive recruitment fees. The accelerations, cash payments and executive recruitment fees resulted in additional compensation expense of $1.7 million for the three months ended March 31, 2020, which was included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive loss.
(3) Field Employee Bonus Expense. In March 2020, TA paid cash bonuses to certain employees who continued to work at its locations during the COVID-19 pandemic. These bonuses resulted in additional compensation expense of $1.4 million for the three months ended March 31, 2020, which was included in site level operating expense in TA's consolidated statements of operations and comprehensive loss.
(4) Federal Biodiesel Blenders' Tax Credit. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, TA recognized $3.5 million for the three months ended March 31, 2020, which was recognized as a reduction to fuel cost of goods sold in TA's consolidated statements of operations and comprehensive loss.
(5) Costs of SVC Transactions. In January 2019, TA entered transaction agreements with SVC pursuant to which they amended their leases. During the three months ended March 31, 2019, TA incurred $0.5 million of expenses associated with the amendments of these leases. These expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive loss.
(6) Loyalty Award Expiration. During the three months ended March 31, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the three months ended March 31, 2019, $2.8 million of which was recognized to fuel revenues and $0.1 million to nonfuel revenues in TA's consolidated statements of operations and comprehensive loss.
(7) Net Income Tax Impact. TA calculated the income tax impact of the adjustments described above by using its estimated statutory rate of 25.2% for the three months ended March 31, 2020 and 2019.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2020	December 31, 2019
Assets:
Current assets:
Cash and cash equivalents	$20,318	$17,206
Accounts receivable, net	175,454	173,496
Inventory	169,151	196,611
Other current assets	29,791	32,456
Total current assets	394,714	419,769

Property and equipment, net	856,138	868,503
Operating lease assets	1,801,437	1,817,998
Goodwill	25,259	25,259
Intangible assets, net	20,421	20,707
Other noncurrent assets	84,693	78,659
Total assets	$3,182,662	$3,230,895

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$126,524	$147,440
Current operating lease liabilities	106,654	104,070
Other current liabilities	141,411	138,455
Total current liabilities	374,589	389,965

Long term debt, net	337,840	329,321
Noncurrent operating lease liabilities	1,854,644	1,880,188
Other noncurrent liabilities	60,557	58,885
Total liabilities	2,627,630	2,658,359

Stockholders' equity (8,319 and 8,307 shares of common stock outstanding as of March 31, 2020 and December 31, 2019, respectively)	555,032	572,536
Total liabilities and stockholders' equity	$3,182,662	$3,230,895
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased fuel sales volume and fuel gross margin may imply that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase. In addition, any growth in TA's business may not be beneficial to TA and may result in TA realizing losses if the growth is not profitable;
•Statements about increased fuel sales volume in March 2020 as a result of the COVID-19 pandemic. These statements may imply that TA will continue to recognize increases in fuel sales volume and fuel gross margin. However, as the initial demand for business and household products that arose in response to the COVID-19 pandemic and government protective measures abates, TA expects the demand for diesel fuel will decline as a result of fewer goods being transported across the United States and the resulting declines in truck driving mileage if the current economic conditions continue or worsen. In addition, due to the governmental stay in place orders and other reductions in activity, demand for gasoline has declined and is expected to remain at depressed levels for the duration of the current economic downturn;
•Statements that TA has been designated an “essential service” by many public authorities, which has allowed it to continue operating during the COVID-19 pandemic. This may imply that TA will continue to be designated an essential service; however, TA could lose that designation, which could result in TA having to close or reduce operations at certain or all of its travel centers for an indefinite period;
•Statements about the expectation that TA will recognize annual cost savings of approximately $13.1 million and incur costs of approximately $4.2 million as a result of the Reorganization Plan. However, TA may not realize or maintain the cost savings it expects and the costs TA incurs to implement and execute the Reorganization Plan may be greater than TA expects;
•Statements about the franchise agreements TA entered into with franchisees pursuant to which TA expects to add TA branded travel centers and QSL branded restaurants to its network. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change;
•Statements about an agreement TA has entered into to purchase a parcel of land and TA's expectation that TA or one of its franchisees plans to develop a TA Express branded travel center on that parcel of land. However, this acquisition is subject to conditions; as a result, this acquisition may not occur, may be delayed or its terms may change. In addition, if this acquisition is completed, TA and its franchisees may elect to not develop a TA Express branded travel center on this land. Further, development projects can be difficult, time consuming and more expensive than anticipated and involve risks of financial losses. TA's costs for developing this land, if it completes its purchase of this land, may cost more and take longer to complete than TA currently expects; and
•Statements about TA entering into a multi unit franchise agreement with IHOP to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants. However, TA is only obligated to convert the initial 20 full service restaurants to IHOP with the remaining conversions at its discretion. TA may fail to convert those 20 initial restaurants and may determine not to convert some or all of the remaining 74 restaurants. The timing and costs for these conversions may exceed TA's expectations and TA may fail to complete these conversions in accordance with the schedule, or at all. In addition, TA may not realize the return on investment it currently is anticipating and TA may incur losses with respect to these conversions.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Report on Form 10-Q for the period ended March 31, 2020, which has been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
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